Exhibit 99.1
NUCRYST Announces Third Quarter 2008 Financial Results
Streamlines operations by relocating corporate headquarters to Princeton NJ
Wakefield, Massachusetts — November 6, 2008 — NUCRYST Pharmaceuticals Corp., a developer and manufacturer of medical products that fight infection and inflammation, today announced its financial results for the third quarter ended September 30, 2008. NUCRYST also announced today that having consolidated its U.S. research and development activities into its Canadian operation, it will relocate its corporate headquarters from Wakefield, Massachusetts to a smaller facility in Princeton, New Jersey in the fourth quarter of 2008. The decision to close the 23,500 sq. ft. facility in Wakefield and relocate to the 5,300 sq. ft. facility in Princeton is consistent with management’s ongoing focus to reduce its overall cost structure.
Total revenue for the third quarter of 2008 was $5.3 million compared to $7.5 million in the prior year third quarter. Third quarter revenue includes wound care revenue (consisting of product and royalty revenues) of $6.4 million, which was offset by the recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate paid annually to Smith & Nephew pursuant to the companies’ existing supply agreement.
Net loss for the third quarter of 2008 was $67,000 or $0.00 per share, which represents an improvement of $2.3 million, or 97%, from the net loss of $2.3 million, or $0.13 per share, for the same period in 2007.
Third quarter operating loss was reduced by $0.7 million to $0.6 million compared to $1.3 million for the same period in 2007, and included $0.7 million and $0.6 million in depreciation, amortization, and non-cash equity compensation expenses in each quarter, respectively. The 2007 operating loss included a $1.2 million impairment charge on capital assets.
On September 30, 2008, NUCRYST had $26.1 million in cash and cash equivalents, an increase of $8.3 million from December 31, 2007.
“We are encouraged by the progress we are making in reducing costs to lower our net operating loss. Relocating to a smaller corporate facility is an important element of this cost containment strategy,” said Thomas E. Gardner, Chairman and Chief Executive Officer of NUCRYST. “At the same time, we are evaluating strategic growth opportunities that leverage our expertise in innovative wound care, other med-tech and specialty pharmaceutical products and believe we are well positioned to take advantage of emerging product opportunities.”
Third Quarter 2008 Financial Analysis
For the quarter ended September 30, 2008, NUCRYST reported total revenues of $5.3 million compared to $7.5 million in the prior year third quarter, due mainly to the recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate payable to Smith & Nephew plc under the companies’ supply agreement. In the third quarter of 2007, NUCRYST recorded $5 million in milestone revenue, which was partially offset by a $3.4 million manufacturing cost rebate credit, both of which were a result of an amendment to the supply and license agreements with Smith & Nephew. Third quarter revenue wound care revenue (consisting of product and royalty revenues on Acticoat™ sales by Smith & Nephew)

increased by 8% to $6.4 million, as compared with $5.9 million in the third quarter of 2007. The $0.5 million increase is attributable to higher fixed overhead cost recovery on product shipped to Smith and Nephew and slightly higher royalty revenue.
Gross margin on revenues was 47% in the third quarter of 2008 compared to 49% for the third quarter of 2007. The gross margin for the third quarter of 2007 includes a net positive impact of $1.6 million associated with the milestone and initial manufacturing cost rebate accrual, while the third quarter of 2008 only includes the quarterly accrual of the continuing manufacturing cost rebate. Excluding these items, the gross margin would have improved as we continue to reduce manufacturing costs while a portion of our product revenues are based on a fixed overhead recovery basis. NUCRYST recognizes manufacturing revenue when it ships product to Smith & Nephew and recognizes royalty income when Smith & Nephew sells Acticoat™ products to its customers. Consequently, NUCRYST’s gross margin percent may vary from period to period due to differences in timing of product shipments to Smith & Nephew and when Smith & Nephew sells product to its customers.
Research and development spending for the third quarter of 2008 totaled $1.1 million compared to $1.2 million for the comparable period in 2007. NUCRYST has substantially completed the transition of development programs from its Wakefield, MA facility to its Fort Saskatchewan, Canada facility. NUCRYST has also reduced spending in several of the transferred development programs until it can better determine the commercialization opportunities for these programs.
For the third quarter of 2008, general and administrative costs totaled $2.0 million as compared to $2.6 million in the same period in 2007, representing reduced general and administrative costs in each of NUCRYST’s U.S. and Canadian locations through staff reductions in the U.S., lower facility related costs in Canada, and lower corporate and intellectual property costs. NUCRYST expects to incur approximately $0.5 million in additional costs in the fourth quarter of 2008 associated with the closure of its Wakefield, MA facility.
Included in other income and expenses are foreign exchange gains in the third quarter of 2008 of $0.5 million compared to foreign exchange losses of $1.2 million in the same period in 2007.
Conference Call
NUCRYST will hold a conference call tomorrow, November 7, 2008 at 9:00 a.m. ET, to provide a company update and discuss the financial results for the quarter. The conference call will be simultaneously webcast on NUCRYST’s web site and archived for ninety days.
Conference call details:

Date:	Friday, November 7, 2008
Time:	9:00 AM ET
Dial-in:	866-578-5747 (U.S.)
617-213-8054 (International)
Webcast:	http://www.nucryst.com (Investor Relations section)
An audio replay of the call will be available for ninety days:

Access:	888-286-8010 (U.S.)
617-801-6888 (International)
Replay Passcode: 74057266
About NUCRYST Pharmaceuticals Corp.
NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using SILCRYST™, its patented atomically disordered nanocrystalline silver technology. NUCRYST licensed world-wide rights for SILCRYST™ wound care coating products to Smith & Nephew plc, which markets these products in over

30 countries under their Acticoat™ trademark. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by pain, infection and inflammation. NUCRYST has developed its proprietary nanocrystalline silver in a powder form, referred to as NPI 32101, for use in medical devices and as an active pharmaceutical ingredient.
A more detailed discussion of NUCRYST’s 2008 third quarter results can be found in our 10-Q filing which will be available at www.sec.gov and www.sedar.com. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.
For more information, contact:
David B. Holtz
Vice President and Chief Financial Officer
NUCRYST Pharmaceuticals Corp.
781.224.1444
info@nucryst.com
Fern Lazar
Lazar Partners
212.867.1762
All amounts in U.S. dollars
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc
The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or annual financial results.
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward-looking statements”). The words “believes”, “expects”, “plans”, “anticipates”, “estimates”, “intends”, “projects”, “may”, “might”, “would”, “will”, “could”, “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, prospects and plans of management and our ability to successfully expand the company’s business and achieve operating efficiencies and cost reductions. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: difficulties or delays in the initiation, timing, progress and results of our preclinical trials and research and development programs; our ability to maintain our collaboration with Smith & Nephew; our reliance on sales of Acticoat™ products with our SILCRYST™ coatings by Smith & Nephew; the future financial and operating performance of Smith & Nephew; our cost reduction plans may not be sufficient to offset the impact of the manufacturing cost rebate we provide to Smith & Nephew; our future operation results are uncertain and likely to fluctuate; we may not be able to retain existing and obtain new regulatory approvals for any future products; we may not be able to establish successful commercialization programs, through new corporate collaborations or otherwise for other future products; the impact of competition from other silver-based pharmaceutical or medical device companies; changes in currency exchange rates; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with governmental regulations and standards; our ability to successfully attract and retain skilled and experienced personnel; changes in general economic and capital market conditions; our ability to comply with the listing standards of the stock exchanges on which our shares are traded; other risks and uncertainties unidentified at this time; and management’s response to these factors. Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in subsequent reports filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov and with securities authorities in Canada on SEDAR at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.
-Tables to Follow-

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
Condensed Consolidated Statements of Operations	2008	2007	2008	2007

Revenue	$5,253	$7,525	$15,150	$18,857

Operating expenses:
Cost of goods sold	2,799	3,841	9,625	10,975
Research and development	1,073	1,191	4,023	4,849
General and administrative	2,020	2,629	6,672	6,678
Write down of capital assets	—	1,173	—	1,173

Total operating expenses	5,892	8,834	20,320	23,675

Loss from operations	(639)	(1,309)	(5,170)	(4,818)
Other income and expenses	572	(1,040)	1,207	(2,391)

Net loss	$(67)	$(2,349)	$(3,963)	$(7,209)

Basic and diluted net loss per common share	$(0.00)	$(0.13)	$(0.22)	$(0.39)

Weighted average common shares outstanding	18,376,631	18,340,647	18,370,708	18,323,788

	Three Months Ended September 30		Nine Months Ended September 30
Additional Revenue and Gross Margin Details	2008	2007	2008	2007

Revenue
Wound care revenue	$6,378	$5,900	$18,525	$17,232
Manufacturing cost rebate	(1,125)	(3,375)	(3,375)	(3,375)
Milestone revenue	—	5,000	—	5,000

Total revenue	$5,253	$7,525	$15,150	$18,857

Cost of Goods Sold	$2,799	$3,841	$9,625	$10,975

Gross margin excluding milestone revenue	$2,454	$(1,316)	$5,525	$2,882

	September 30	December 31
Selected Consolidated Balance Sheet Data	2008	2007

Cash and cash equivalents	$26,106	$17,841
Current assets	35,854	37,618
Total assets	47,982	51,299
Current liabilities	6,193	3,828
Non-current liabilities	598	726
Shareholders’ equity	41,191	46,745